Exhibit 99.1

Newfield Exploration to Expand Acreage Position in Marcellus Shale

Company signs agreement to acquire approximately 50,000 net acres in Bradford County, PA

FOR IMMEDIATE RELEASE

HOUSTON - November 15, 2010 - Newfield Exploration Company (NYSE: NFX) today announced the signing of a purchase and sale agreement with EOG Resources, Inc., for approximately 50,000 net acres in the Marcellus Shale. Substantially all the acreage is located in Bradford County, Pennsylvania, in the Susquehanna River Basin. This transaction, valued at $405 million, will more than double Newfield’s current acreage position in the Marcellus Shale and will provide a deep inventory of future development drilling locations. The closing is expected before year-end 2010 and is subject to customary terms and conditions.

Newfield plans to finance the transaction under the Company’s revolving credit facility (an undrawn $1.25 billion facility). Longer term, borrowings under the credit facility would be reduced with proceeds from the sale of certain non-strategic assets.

Gross production from the properties is approximately 7 MMcf/d from five wells. There is an inventory of 11 uncompleted wells and plans to drill 10 additional wells by year-end 2010. Current gathering capacity is 25 MMcf/d with capability to expand to 95 MMcf/d in early 2011.  Newfield estimates that more than 400 gross operated well locations exist on the acreage and that net unrisked reserve potential is 1.5 – 2.0 Tcfe.

Newfield plans to run two operated rigs and invest approximately $100 million in 2011 to substantially hold the acreage by production. The Company plans to defer exploratory drilling in the deepwater Gulf of Mexico in 2011, allowing for a re-allocation of approximately $70 million to its Appalachian development program. Net production in 2011 from the acquired Marcellus properties is expected to exceed the production associated with the non-strategic assets planned for divestment in 2011.

“This transaction doubles our footprint in the Marcellus and adds core acreage with attractive development drilling opportunities,” said Lee K. Boothby, Newfield Chairman, President and CEO. “This Marcellus acreage is high-quality and has a low cost structure. It will complement our portfolio of oil assets and provide us with greater flexibility in future commodity price cycles. The deal is consistent with our strategy of building a business in the Appalachian region, just as we have done in the Mid-Continent and the Rocky Mountains. The acreage is contiguous and has a gathering system in place that will allow us to access markets and grow production.”

Newfield entered the Appalachian Region in October 2009 and assembled a team of professionals with experience in assessing and developing resource plays. The Company’s initial entry into the region came through a joint venture with Hess Corporation covering approximately 70,000 gross acres primarily in Wayne County, Pennsylvania. The partnership has drilled three exploratory wells in Wayne County to date. Newfield operates the venture with a 50 percent interest.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas, Appalachia and the Gulf of Mexico. The Company has international operations in Malaysia and China.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com